Exhibit 1

NEWS RELEASE

North American Palladium Provides Pricing Update on Proposed Financing

All figures are in Canadian dollars except where noted.

Toronto, Ontario, January 30, 2014 – North American Palladium Ltd. (“NAP” or the “Company”) (TSX: PDL) (NYSE MKT: PAL) announced today that it has amended the conversion price of its previously announced proposed public offering of up to $32 million principal amount of 7.5% convertible unsecured subordinated debentures and associated warrants (the “Offering”).

The conversion price was amended to reflect the volume weighted average price (“VWAP”) of the Common Shares on the Toronto Stock Exchange on January 29, 2014. The initial conversion price of the first tranche debentures will be C$0.635 and the initial exercise price of the first tranche warrants will be C$0.762 (the exercise of which remains subject to disinterested shareholder approval).

A second amended term sheet and prospectus supplement is expected to be filed with the securities regulatory authorities today. The first tranche is now anticipated to close on or around January 31, 2014.

The Company has filed a final base shelf prospectus and a final prospectus supplement with the securities regulatory authorities dated January 30, 2014 with a syndicate led by Edgecrest Capital Corporation and with Canaccord Genuity Corp. in Canada and a prospectus supplement and registration statement (including a base prospectus) and a final prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the Offering. The offering in Canada will be made only by the base shelf prospectus and the amended final prospectus supplement.

Before you invest, you should read the base shelf prospectus, the registration statement and the amended final prospectus supplement and other documents the Company has filed with the securities regulatory authorities in Canada and the SEC for more complete information about the Company and this Offering. You may get these documents for free by visiting SEDAR at www.sedar.com or EDGAR at www.sec.gov. Alternatively, the lead agent (Edgecrest Capital Corporation) can arrange to send you the Offering documents if you so request by calling toll-free 1 (877) 257-7366 at 70 York Street, Suite 1500, Toronto, Ontario, M5J 1S9.

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine (“LDI”) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, offering investors leverage to the rising price of palladium. The Company’s shares trade on the NYSE MKT under the symbol PAL and on the TSX under the symbol PDL.

For further information please contact:

Camilla Bartosiewicz

Director, Investor Relations and Corporate Communications

Telephone: 416-360-7374

Email: Camilla@nap.com

Cautionary Statement on Forward-Looking Information

There can be no assurance that this Offering will be completed in a timely manner, or that alternative financing will be available on acceptable terms, if at all. The completion of the Offering is subject to the approval of the TSX, NYSE MKT, and all other necessary regulatory approvals and the settlement of definitive documentation, among other conditions. Failure to obtain necessary financing in the near future may force NAP to pursue strategic alternatives, which may include, among other things, a recapitalization of its debt.

www.nap.com

Certain information contained in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. All statements other than statements of historical fact are forward-looking statements. The words ‘will’, ‘expect’, ‘would’, ‘could’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements in this news release include, without limitation: the use of proceeds, information pertaining to the Company’s strategy, plans or future financial or operating performance, such as the Company’s LDI mine expansion, timelines, production plans, projected expenditures, operating cost estimates and other statements that express management’s expectations or estimates of future performance. The Company cautions the reader that such forward-looking statements involve known and unknown risk factors that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to: the risk that the Offering may not be completed, the risk that the Company may not be able to obtain sufficient financing to fund its current needs including for operating expenditures and for capital expenditures required to continue the LDI mine expansion, the risk that the Company will not be able to meet its financial obligations as they become due, the possibility that metal prices and foreign exchange rates may fluctuate, inherent risks associated with exploration, mining and processing, the possibility that the LDI mine may not perform as planned, and risks related to the availability of skilled labour. For more details on these and other risk factors see the Company’s final prospectus supplement relating to the Offering on file, and the amended and restated final prospectus supplement that will be filed, with the SEC and Canadian provincial securities regulatory authorities.

Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release, which may prove to be incorrect, include, but are not limited to: that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business, that metal prices and exchange rates between the Canadian and United States dollar will be consistent with the Company’s expectations, that there will be no material delays affecting operations or the timing of ongoing development projects, including commissioning the shaft, and that prices for key mining and construction supplies will remain consistent with the Company’s expectations. The forward-looking statements are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

www.nap.com